Exhibit 99.4
MEDIA CONTACTS:
Bob Pearson, Dwayne Cox
(512) 728-3256, (512) 728-6236
bob_pearson@dell.com
dwayne_cox@dell.com
INVESTOR CONTACTS:
Lynn A. Tyson, Robert Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com
robert_williams@dell.com
DELL ANNOUNCES NEW GLOBAL OPERATIONS ORGANIZATION WITH RESPONSIBILITY FOR ALL MANUFACTURING, PROCUREMENT AND SUPPLY CHAIN ACTIVITIES WORLDWIDE
Mike Cannon, Former CEO of Solectron, to Lead New Organization Focused on Optimizing Advantages of Direct Model
ROUND ROCK, Texas, February 14, 2007—Dell today announced the appointment of Michael R. Cannon to serve as President, Global Operations, effective February 26, 2007. Mr. Cannon, who was most recently President and Chief Executive Officer of Solectron Corporation, will report to Michael Dell, Chairman and CEO of Dell Inc.
“As we continue to grow worldwide, it is important that we increase our ability, via the Direct Model, to manufacture close to our customer and fully integrate our supply chain into one global organization. This will allow us to drive for even greater excellence in quality, cycle time and delivered cost,” said Mr. Dell. “We will innovate and adapt our supply chain model to help drive differentiated product design, manufacturing and distribution models.”
Mr. Cannon will lead a new global organization that will combine all of Dell’s manufacturing, procurement and supply chain activities. These activities for the Americas, EMEA and Asia Pacific/Japan will report to Mr. Cannon.
Dell has nine manufacturing plants in five countries, including the U.S., and will soon add new plants in Poland, India and Brazil to meet the growing needs of customers in emerging markets.

Mr. Cannon, who has more than 25 years of manufacturing and technology experience, was previously president and CEO and a director of Solectron Corporation, a leading global provider of electronics manufacturing services. Prior to joining Solectron, he was President, CEO and director of Maxtor Corporation (now part of Seagate), a leading global provider of hard-disk drives and storage systems. Mr. Cannon also worked at IBM’s Storage Systems Division and began his career at The Boeing Company, where he held engineering and manufacturing positions.
Mr. Cannon studied mechanical engineering at Michigan State University and currently serves on the boards of Adobe Systems, Seagate Technology and the Silicon Valley Leadership Group. He is also a member of the U.S. Business Roundtable serving on the International Trade and Investments Task Force.
About Dell
Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any computer company, placing it No. 25 on the Fortune 500. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS.
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